UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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INTELLISYNC CORPORATION
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Filed by Intellisync Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Intellisync

Commission File No.: 0-21709

Q&A for Investors

This document addresses a number of anticipated and likely questions that could be raised by the investment community regarding the definitive agreement between Nokia and Intellisync, the proposed acquisition terms and planned integration, and the rationale behind management and the directors’ decision and process.  This is neither a complete nor prioritized list of questions.  In all cases when speaking with internal or external parties, do not deviate from the approved responses provided below.  In those cases where questions arise that are not addressed below, please defer these to the appropriate individual on the Intellisync senior management team (Woody, Clyde, Rip, David) or counsel (Rich).

Why is Nokia buying Intellisync?

Nokia believes that this acquisition is a logical step in the implementation of Nokia’s mobility strategy being that Nokia is committed to bringing extended mobility to the enterprise. The acquisition of Intellisync  represents a significant advantage in the Nokia for Business Solutions portfolio. Intellisync is currently the leading platform-independent wireless messaging company in the world, with strong customer relationships among Carriers, Enterprise customers, Device OEM’s and Software OEM’s. Intellisync has built a brand, technology platform and mobile product portfolio that leads in many ways the overall mobile marketplace, including specific wireless applications in wireless messaging, device management and device security, and application mobilization.

The combined Nokia and Intellisync entity will make wireless applications for mobile devices easier to develop, deploy and use.

What is Intellisync’s business strategy?  How does it fit with Nokia’s business strategy?

Intellisync’s business strategy is to:

•                  Be a leading software provider in the mobile market by developing and marketing software and applications for the enterprise, wireless carrier, device OEM and software OEM markets worldwide

•                  Create the very best mobile customer experience on the widest array of devices, across the most platforms

•                  Build a base of recurring revenues and run the business to achieve profitability

Is this acquisition primarily about email?

No, this acquisition is not just about wireless email. It is also about mobile device management and enterprise mobilization.

Why did Intellisync decide to sell to Nokia?  Why now?

Management and the board of directors received an offer from Nokia that was attractive to the shareholders of Intellisync, and in discharging their fiduciary duties to the company and its shareholders, determined that the offer was in the best interests of the shareholders and the company.

Was this a hostile take-over or purchase?

No.  The acquisition is a “friendly” merger, where, pending all appropriate approvals, Nokia intends to continue to operate much of Intellisync’s products and core business operations.  Nokia believes Intellisync’s products, customers, market approach and resources will be an important element in their enterprise mobile strategy and plans.

How will the proposed acquisition benefit Intellisync shareholders?

AND/OR

What will be the valuation of Intellisync stock to its shareholders?

AND/OR

Will this stock be converted to Nokia stock?  If so, when?

Under the terms of the agreement, Intellisync stockholders will receive USD 5.25 per share in cash for each Intellisync common share, implying an enterprise value of approximately USD 430 million or approximately EUR 368 million (on a fully-diluted basis).

When do you expect the proposed acquisition to become final?

We anticipate three to four months of detailed integration planning after the announcement of the pending transaction.  The exact timing of the closing of a pending acquisition is difficult to know this far in advance as the companies will need to complete several regulatory filings as well as complete all the planning for the new organization and operational models before approval.

What is the process for approving this acquisition?

Completion of a proposed acquisition is subject to customary closing conditions and regulatory review.  This means that two primary conditions must be satisfied for the acquisition to close: regulatory (antitrust) clearance and shareholder approval.  Prior to the shareholder vote, Intellisync will file a proxy statement with the Securities Exchange Commission (SEC) that provides information about the proposed deal.  The final version of this proxy statement will be mailed to our shareholders prior to the meeting to approve the acquisition.  During the regulatory review period, Nokia and Intellisync must remain independent and make all of their sales, marketing and strategic business activities and decisions independent of each other.

What are the key milestones in the acquisition approval timetable?

The exact timing of the deal is hard to pinpoint but the major milestones are as follows:

•Sign binding merger contract

•Regulatory review (antitrust)

•European regulatory approval

•Shareholder approval

•Formal announcement of the deal closing communication

Does the approval involve approval from EU (European Union)?

In addition to clearance from the U.S. Department of Justice (DOJ), the closing of the transaction will be subject to regulatory approval in a few European jurisdictions.

Will Intellisync stock options for Intellisync employees immediately vest upon closing of the proposed acquisition?

The terms may vary among certain employees with regard to stock options and will be determined as part of the integration plan.

What is the impact of the proposed acquisition on Intellisync’s current customer base?

Intellisync’s current customer base will automatically be acquired by Nokia after the deal closes officially.  At this time management cannot make an assessment on any aspect positive, negative or neutral with regard to this transaction on the current or prospective customer base.

Will Intellisync have a quarterly earnings announcement in February 2006 (Q2 earnings)?

Yes, it will be business as usual until the deal closes. This is simply a definitive intent to acquire Intellisync upon satisfaction of the closing conditions. This announcement does not indicate that the acquisition is complete.

Will Intellisync’s stock be available for trading during this period?

Yes, Intellisync stock should still be available for trading, assuming there are no regulatory restrictions, up through the date of when the transaction closes, though certain individuals may be restricted due to the nature of the agreement.

Who were Intellisync’s advisors in this acquisition?

Intellisync was advised by Evercore Partners, a leading advisory and investment firm providing advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions.

Is Nokia only buying technology or people too?

Nokia is in a better position to answer this, but they are buying the company as a whole, not just the assets.  Our understanding is that the “what stays, what goes” aspects of the proposed acquisition will be determined over the next few months and will depend upon several factors including the transaction approval, market forces, economic, strategic and operational considerations. We will communicate further in accordance with SEC’s communication guidelines as more information becomes available and possible to provide.

What will happen to Intellisync executives?

No announcements regarding members of the executive team, or any employees of Intellisync, have been made.  Decisions regarding key employees, executives and others will be determined pending approval of the transaction and will be communicated by Nokia in due course.

How does Intellisync propose to ensure smooth integration of the companies?

Pending all regulatory and other approvals, the two companies will develop integration plans that build on the cultural similarities and the best business and product development practices from each company. The companies will make additional details and information about the acquisition available at: http://www.intellisync.com/investors/

Additional Information and Where to Find It

Intellisync has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of Intellisync. Intellisync’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Intellisync. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intellisync by going to Intellisync’s Investor Relations page on its corporate website at www.intellisync.com/investors/

In addition, Intellisync and its officers and directors may be deemed to be participants in the solicitation of proxies from Intellisync’s stockholders with respect to the acquisition. A description of any interests that Intellisync’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Nokia may be deemed to be participating in the solicitation of proxies from Intellisync’s stockholders in favor of the approval of the acquisition. Information concerning Nokia’s directors and executive officers is set forth in Nokia’s proxy material for its 2005 annual general meeting, which was filed with the SEC on February 14, 2005, and Nokia’s 2004 annual report on Form 20-F filed with the SEC on March 8, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Nokia’s Investor Relations page on its corporate website at www.Nokia.com.

A Note about Forward Looking Statements

Forward-looking statements in this Q&A, including but not limited to statements related to the proposed acquisition, the timing and ability of the companies to successfully complete the proposed acquisition, potential combined product offerings by Nokia following completion of the transaction, the impact of the transaction on Nokia’s position in the marketplace, the plans for integration of the two companies, titles and positions or executives, the outcomes and voting decisions of directors and shareholders, and comments regarding strategic options facing the Company and potential outcomes of any discussions or decisions, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with uncertainties related to the approval of the transaction by Intellisync’s shareholders and by regulatory authorities, the effect of continued weakness of general economic factors on the overall demand for Intellisync’s products and services, the timing of market adoption and movement toward mobile solutions and data synchronization solutions, the ability of Intellisync to offer its products and services into new territories and markets, the market adoption of new mobile devices, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K for the year ended July 31, 2005 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Q&A.